CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the inclusion in this registration statement on Form S-1 (File No. ________) of our report dated March 18, 1998, on our audits of the financial statements of Regan Holding Corporation. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Date."

s/PricewaterhouseCoopers LLP

San Francisco, California
November 11, 1998